Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE UPDATES GUIDANCE FOR FOURTH QUARTER 2011

Secaucus, New Jersey – January 5, 2012 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced that the Company now expects earnings per diluted share from continuing operations for the fourth quarter of fiscal 2011 to be in the range of $0.85 to $0.90, compared to its previous guidance of $1.19 to $1.24. The updated guidance assumes that comparable retail sales will be approximately flat for the quarter, and includes an approximately $0.16 per share benefit resulting from the Company becoming permanently reinvested in the current and future earnings of its Asian subsidiaries during fourth quarter 2011 which will result in a lower tax rate going forward.

“Quarterly sales are projected to be in line with our previous guidance. However, due to the unseasonably warm weather throughout the quarter, we took aggressive markdowns to clear winter apparel and accessories. These discounts, coupled with record high apparel costs in the fourth quarter, significantly impacted our margin,” commented Jane Elfers, President and Chief Executive Officer of The Children’s Place. “Looking forward to 2012, we expect the progress being made on our key initiatives – most notably better fashion, introduction of made-for-outlet merchandise, a stronger merchandise assortment for Canada, and continued growth in e-commerce and value center stores, along with a tailwind from lower product costs in the second half – to drive sales growth and margin expansion.”

“Our disciplined focus on inventory management continues to be a key component of our growth strategy. We have had positive consumer response to our Spring line and we will be entering fiscal 2012 with significantly less clearance inventory on our balance sheet. This reduction in clearance inventory will be on top of a 39% decline in clearance inventory at the end of fiscal 2010,” Elfers concluded.

The Company expects to end fiscal 2011 with approximately $165 million in cash on the balance sheet and no borrowings under its bank credit facility.

As previously announced, the Company will be participating in the 14th Annual ICR XChange Conference on Wednesday, January 11, 2012 at the Fontainebleau Miami Beach in Miami, Florida. The Company will announce fourth quarter and fiscal 2011 financial results on Wednesday, March 7, 2012.

About The Children’s Place Retail Stores, Inc.
The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children's Place” brand name. As of October 29, 2011, the Company operated 1,076 stores and an online store at www.childrensplace.com.

Forward-Looking Statements
This press release may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s positioning, and forecasts regarding sales, gross margin and earnings per diluted share from continuing operations. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 29, 2011. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by a further downturn in the economy or by other factors such as increases in the cost of gasoline and food, and the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT: Jane Singer, VP, Investor Relations, (201) 453-6955